UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

OLYMPIC STEEL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NEWS RELEASE

Olympic Steel Announces Change to a Virtual Meeting Format for 2020 Annual Meeting of Shareholders

CLEVELAND – April 17, 2020 – Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced a change in the format of its 2020 annual meeting of shareholders from in-person to virtual-only. Due to the public health impact of the coronavirus pandemic (COVID-19) and to support the health and well-being of the company’s shareholders, employees and their families, the company will hold its annual meeting in a virtual meeting format only, via webcast. As previously announced, the annual meeting will be held on May 1, 2020 at 10:00 a.m. EST.

As described in the company’s proxy materials previously distributed for the annual meeting, Olympic Steel shareholders as of the close of business on March 9, 2020 (the record date for the annual meeting) are entitled to join the live virtual meeting. Shareholders will be able to listen (or read via closed captioning), vote and submit questions from any remote location with Internet connectivity.

Registered Shareholders: For registered shareholders who wish to attend the online-only virtual meeting, go to www.meetingcenter.io/247857619 and enter the password ZEUS2020.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record): If your shares are held in the name of your broker or bank, you must register in advance to attend the annual meeting virtually on the Internet. To register in advance to attend the annual meeting virtually on the Internet, you must submit a legal proxy obtained from your broker, trustee or nominee, as applicable, that reflects proof of your proxy power. The legal proxy will show your Olympic Steel, Inc. holdings with your name. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EST on April 28, 2020. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Any shareholder wishing to attend the virtual annual meeting should register for the meeting no later than 9:30 a.m. EST on May 1, 2020. An e-mail with a link and instructions for entering the virtual meeting will be sent prior to the meeting to any shareholder who pre-registers for the meeting.

For additional information regarding how shareholders may access, vote and participate in the virtual annual meeting, please refer to the company’s supplemental proxy materials filed today with the Securities and Exchange Commission.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195

Contact:

Richard A. Manson

Chief Financial Officer

(216) 672-0522

ir@olysteel.com

Olympic Steel, Inc. • 22901 Millcreek Blvd., Suite 650 • Highland Hills, OH  44122